As filed with the Securities and Exchange Commission on September 29, 2003
                                                           Registration No. 333-
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                                       AXA
             (Exact name of registrant as specified in its charter)

THE REPUBLIC OF FRANCE                                        N/A
(State or other jurisdiction of                          (IRS Employer
incorporation or organization)                      Identification Number)

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                    25, AVENUE MATIGNON--75008 PARIS--FRANCE
                             (011 33 1) 40 75 57 00
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

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                               AXA SHAREPLAN 2003
                            (Full Title of the Plan)

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                             RICHARD V. SILVER, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                               AXA FINANCIAL, INC.
                           1290 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10104
                                 (212) 314-3916

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

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


                                       CALCULATION OF REGISTRATION FEE
======================= ===================== ==================== ===================== ====================
                                                                         MAXIMUM
 TITLE OF SECURITIES        AMOUNT TO BE           OFFERING         AGGREGATE OFFERING        AMOUNT OF
   TO BE REGISTERED          REGISTERED       PRICE PER SHARE (2)       PRICE (2)         REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
 Ordinary Shares (1)         10,000,000              $17.26            $172,600,000            $13,963.34
======================= ===================== ==================== ===================== ====================

(1) These shares may be represented by the Registrant's American Depositary Shares, each of which represents one Ordinary Share. American Depositary Shares issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-13376).

(2) Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of AXA's Ordinary Shares reported on the Euronext Paris on September 26, 2003 of 15.03 Euro per Ordinary Share translated into U.S. dollars at the noon buying rate in New York for cable transfers in Euro as certified for customs purposes by the Federal Reserve Bank of New York on that date of $1.1482 per 1.00 Euro.


ITEM 1.   PLAN INFORMATION.

          Not required to be filed with the Securities and Exchange Commission (the "Commission").

ITEM 2.   REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

          Not required to be filed with the Commission.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents are incorporated by reference herein and shall be deemed a part hereof, except that the following information in the below documents shall not be deemed incorporated by reference herein or a part hereof: information related to embedded value or components thereof; underlying earnings on a segment or country basis; margin analysis; and any other information that would constitute a non-GAAP financial measure subject to the rules and regulations of the Commission.

     (a) AXA's Annual Report on Form 20-F for the year ended December 31, 2002 (the "2002 Form 20-F");

     (b) AXA's Current Reports on Form 6-K furnished to the Commission on February 6, 2003, February 27, 2003, April 10, 2003, May 13, 2003,
          July 3, 2003, July 29, 2003, August 12, 2003 and September 18, 2003;

     (c) The description of AXA's Ordinary Shares and American Depositary Shares contained in Item 10 of AXA's 2002 Form 20-F; and

     (d)  All other reports filed or furnished by the Registrant pursuant to
          Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2002.

          To the extent designated therein, certain Current Reports of AXA on Form 6-K, and all other documents filed by AXA pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

          Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any document filed with or furnished to the Commission subsequently to that document and incorporated herein by reference or in any other document filed subsequent to the date of this Registration Statement which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          None.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          AXA maintains liability insurance for its directors and officers, including insurance against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM 8.   EXHIBITS

          See Exhibit Index.

ITEM 9.   UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on September 26, 2003.

                                       AXA


                                       By: /s/ Denis Duverne
                                           ------------------------------
                                           Denis Duverne
                                           Chief Financial Officer and
                                           Member of the Management Board


                                POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Denis Duverne and George Stansfield, as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this registration statement, supplements to this registration statement and any registration statements filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933 relating thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 Name                                      Title                              Date
                 ----                                      -----                              ----

/s/ Henri de Castries
---------------------------------------- Chairman of the Management Board               September 26, 2003
Henri de Castries                        (Principal Executive Officer)

/s/ Denis Duverne
---------------------------------------- Member of the Management Board                 September 26, 2003
Denis Duverne                            (Chief Financial Officer)

/s/ Beatrice Derouvroy
---------------------------------------- Group Financial Controller (Principal          September 26, 2003
Beatrice Derouvroy                       Accounting Officer)

/s/ Francois Pierson
---------------------------------------- Member of the Management Board                 September 26, 2003
Francois Pierson

/s/ Claude Brunet
---------------------------------------- Member of the Management Board                 September 26, 2003
Claude Brunet

/s/ Christopher M. Condron
---------------------------------------- Vice Chairman of the Management                September 26, 2003
Christopher M. Condron                   Board (Authorized Representative in the
                                         United States)

                                  EXHIBIT INDEX

Exhibit
Number         Description of Exhibit

4.1 Status of AXA, as amended (incorporated by reference to Exhibit 1 to AXA's 2002 20-F).

4.2 Amended and Restated Deposit Agreement, dated as of April 27, 2001, among AXA, The Bank of New York and all owners from time to time of American Depositary Receipts issued thereunder as an Exhibit to the Company's Registration Statement on Form F-6 filed on April 18, 2001 (Registration No. 333-13376) and incorporated herein by reference.

4.3            Description of AXA Shareplan 2003.

23.1           Consent of PricewaterhouseCoopers Audit.

24             Powers of Attorney (included on the signature pages hereto).

                                   EXHIBIT 4.3



                        DESCRIPTION OF AXA SHAREPLAN 2003


          -------------------------------------------------------------
          NOTE: Set forth below is an English summary of excerpts from the minutes of a Meeting of Shareholders (Assemblee Generale Mixte) of AXA held on April 30, 2003. This English version is only a summary, and not a literal translation, of the French language minutes of such Meeting and has been prepared to comply with the requirements of the Securities and Exchange Commission. The English version does not create or evidence any obligations of the Registrant, nor does it create rights in any person. In event of any inconsistency between this English language version and the French original, the latter will control.
          -------------------------------------------------------------


At a Meeting of AXA Shareholders held in Paris, France, on April 30, 2003, the shareholders have authorized the Management Board (directoire) of AXA to issue shares to employees and former employees (collectively, the "Beneficiaries") of its French and foreign subsidiaries participating in a group savings plan of AXA. The Board's authority to issue shares will continue in effect for 26 months from the date of the Meeting of Shareholders. The issuance of shares will be made subject to the conditions provided for in of Article L. 225-138 of the Code of commerce (Republic of France).

The maximum number of shares that may be issued will not exceed a nominal value of 150 million euros.

The subscription price will be definitively established by the Management Board.

The authorization conferred on the Management Board by the shareholders to issue shares includes the express waiver by the shareholders, in favor of the Beneficiaries, of their preferential right to subscribe for the shares that will be issued.

The Management Board is granted all authority to effect the foregoing including, without limitation, the following:

     o    to determine the subscription period applicable;

     o    to fix the terms and conditions of share issuances under the plan;

     o to take such actions as it considers necessary to effect any of the foregoing.

                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 4, 2003 (except for Note 33, 34(b) and (g), and 35 as to which the date is June 27, 2003) relating to the consolidated financial statements and financial statement schedule, which appears on Page F-1 of AXA's Annual Report on Form 20-F for the year ended December 31, 2002.


                                        Member of PricewaterhouseCoopers Audit


                                        By: /s/ Catherine Pariset
                                            ----------------------
                                            Catherine Pariset
                                            Paris, France
                                            September 26, 2003